Exhibit 23.11
CONSENT TO ACT AS A DIRECTOR

To:	Board of Directors Le Gaga Holdings Limited (the “Company”)
Dated this 8th day of October of 2010
Dear Sirs,
I, Li-Lan Cheng, hereby consent to my appointment as a director of the Company in accordance with the resolutions concerning my appointment to be passed by the Company’s shareholders and directors. I understand that my appointment will come into effect upon the declaration of effectiveness of the Company’s registration statement on Form F-1 by the United States Securities and Exchange Commission.
Yours faithfully,

/s/ Li-Lan Cheng
Li-Lan Cheng